EXHIBIT 99.3
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Little Falls Bancorp, Inc.                         Contact:   Leonard G. Romaine
Little Falls, New Jersey                                               President
                                                                  (973) 256-6100

Skylands Community Bank                            Contact:       Michael Halpin
Hackettstown, New Jersey                                               President
                                                                  (908) 850-9010


                                                   For Immediate Release

                LITTLE FALLS BANCORP AND SKYLANDS COMMUNITY BANK
                                 AGREE TO MERGE

        Combination Creates a Leading Financial Institution in New Jersey
                        With Over $513 Million in Assets

         LITTLE FALLS and HACKETTSTOWN, New Jersey, August 12 -- Little Falls Bancorp, Inc. (Nasdaq: LFBI) and Skylands Community Bank (Nasdaq: SKCB) announced today that their Boards of Directors have unanimously approved a definitive agreement for a merger of equals.

         The transaction will create a twelve branch network covering five counties in New Jersey, with total combined assets of over $513 million, over $49 million of stockholders' equity and net loans receivable of over $254 million.

         To effect the merger, the parties will form a new bank holding company to be called "Little Falls Bancorp, Inc." and headquartered in Little Falls, New Jersey. As part of the merger, Little Falls Bank, the wholly owned thrift subsidiary of Little Falls Bancorp, Inc. will merge with and into Skylands Community Bank, with Skylands Community Bank as the surviving commercial bank. The surviving commercial bank will retain the name "Skylands Community Bank" and maintain its main office in Hackettstown, New Jersey. Little Falls Bancorp, Inc., a thrift holding company, will cease to exist as a corporate entity after the merger is complete.

         The merger will be accounted for as a "pooling of interests." Little Falls Bancorp, Inc. shareholders will exchange their shares of Little Falls Bancorp, Inc. common stock for shares of the common stock of the new bank holding company on a one-for-one basis, thereby owning approximately fifty-seven percent (57%) of the new bank holding company. Skylands Community Bank shareholders will receive a fixed exchange of .80 shares of the common stock of the new bank holding company for each share of Skylands Community Bank common stock owned, thereby owning approximately forty-three percent (43%) of the new bank holding company.

         "This merger allows Little Falls to expand its market area and take advantage of Skylands' commercial banking franchise to increase services to our customers," said Albert J.Weite, Chairman of Little Falls Bancorp, Inc. Michael Halpin, President and Chief Executive


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Officer of Skylands  Community Bank, added "This  transaction will add financial strength to Skylands' business, and enable us to expand our customer base and offer all of our customers expanded products and services throughout the communities we serve."

         The new company expects annual pre-tax cost savings of approximately $1.2 million or approximately 11 percent of the combined company's projected pro forma non-interest expense for 1998. A restructuring charge is anticipated at the closing of the transaction for severance payments, facilities writedowns, termination of certain stock plans and other merger-related costs. The transaction is expected to be accretive to the earnings per share of both companies in the first full year of combined operations, excluding potential revenue enhancements.

         The bank holding company's board of directors will include thirteen members, eight representatives from Little Falls Bancorp, Inc. and five representatives from Skylands Community Bank. The new bank's board of directors will include nineteen members, eight representatives from Little Falls Bancorp, Inc. and eleven representatives from Skylands Community Bank.

         Albert J. Weite will become Chairman of the new holding company. Michael Halpin will become President and Chief Executive Officer of the new holding company and Skylands Community Bank. Leonard G. Romaine, current President and Chief Executive Officer of Little Falls Bancorp, Inc., will become Executive Vice President and Chief Operating Officer of the new holding company and Skylands Community Bank. Denis H. O'Rourke will remain Chairman of Skylands Community Bank.

         Each company has granted the other a 19.9% stock option, and Skylands Community Bank has retained a right to terminate the agreement under certain conditions. The merger is subject to, among other things, normal regulatory approvals and to the approval of the, shareholders of both companies.

         Little Falls Bancorp, Inc. was advised by the firm of FinPro, Inc., and the law firm of Malizia, Spidi, Sloane & Fisch, P.C. Skylands Community Bank was advised by the investment banking firm of Sandler O'Neill & Partners, L.P., and the law firm of McCarter & English, LLP.

         Little Falls Bancorp, Inc., headquartered in Little Falls, New Jersey, with its principal executive offices located in Little Falls, New Jersey, is a savings and loan holding company and the parent of Little Falls Bank. Little Falls Bank is a federally-chartered savings bank, having its principal place of business in Little Falls, New Jersey. At June 30, 1998, Little Falls Bancorp, Inc. had total assets of $351.3 million and total stockholders' equity of $36.9 million. Little Falls operates six banking offices, located in Little Falls, West Paterson, Glen Gardner, Milford, Alexandria Township and Baptistown, New Jersey.

         Skylands Community Bank is a commercial bank organized under the laws of the state of New Jersey, having its principal place of business in Hackettstown, New Jersey. At June 30, 1998, Skylands Community Bank had total assets of $162.2 million and total stockholders' equity of $12.5 million. Skylands Community Bank operates six banking offices, located in Hackettstown, Netcong, Succasunna, Oxford, Byram and Jefferson, New Jersey.


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         Statements  contained  in this news  release  which are not  historical facts are forward- looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.